Exhibit 99.1

MICT, Inc. Reports 50% Quarter over Quarter Growth in
Insurance Revenues and Prepares for Magpie Stock Trading App Launch

Management to Conduct Conference Call Today, August 16, 2021 at 8:30AM ET

MONTVALE, N.J., August 16, 2021 -- MICT, Inc. (Nasdaq: MICT), (the “Company”), today announced its financial results for the second quarter ended June 30, 2021.

Q2 2021 Highlights and Recent Developments

●	Insurance business revenues increased 50% over the first quarter to $12.3m versus $8.2m, all from B2B sales.

●	Total consolidated revenues increased 38% quarter over quarter

●	Currently in final stages of testing for Magpie stock trading platform in preparation for full launch in mid-September

●	Commodities trading platform anticipated to launch by end of September

●	MICT board approved $60 million capitalization of Magpie Securities from the Company’s funds to finance the launch and growth of stock trading platform

●	MICT was added to the MSCI USA MicroCap Index on May 27th

●	Investment in Micronet reduced to approximately 37%, eliminating the requirement to consolidate

●	As of June 30, 2021, cash position was approximately $114 million

Darren Mercer, MICT’s Chief Executive Officer commented, “We have delivered significant quarter on quarter growth from our B2B insurance business, despite having only launched in December 2020 and being still at the very early stage of executing on our long-term business plan. We grew our insurance brokerage business by 50% over Q1, aided by the acquisition of the nationwide insurance license throughout China. What is particularly exciting about this achievement we are only at the beginning of the development of our insurance business. The revenue ramp to date has been exclusively from B2B sales. We are now poised to expand the business into B2B2C products that will be distributed via one or more on-line channels, which will be followed by further expansion into direct B2C products, many of which are custom designed and have significantly higher margins compared to our B2B offerings.

“Another important part of our insurance business growth strategy is to secure more licenses at a local level, which alongside our development of strategic partnerships and alliances in China, enables us to penetrate the higher margin B2B2C market more quickly, and ultimately create and leverage relationships with key partners to create the highest margin penetration into the B2C market, including through the potential offering of health insurance products.

“We are eagerly awaiting the launch of Magpie, our stock trading app, which has reached the final stages of testing and now anticipated to launch in mid-September. We have also put in place all the components necessary to create a successful business around our commodities trading platform, partnering with Shanghai Petroleum and Natural Gas, whose clients account for 20% of China’s oil and gas trade. Following our diligent efforts building this platform, we are expecting to launch it by end of September, following the Magpie launch, which we believe will place MICT at the forefront of the financial technology sector in Asia.

“Of note, our Micronet stake was reduced to approximately 37%, which means we are no longer required to consolidate the results of this entity into our P&L. By removing Micronet from our consolidated income statement we will now be able to provide investors with a clear view of our core segments, enabling them to better monitor our progress.

“Given all of these developments, we believe we are well positioned to continue our momentum and, as a result, expect further growth in revenues in both the third and fourth quarters of 2021.

“Finally, and perhaps most significantly, we have, following our two placings in Q1 2021, amassed significant cash resulting in approximately $114M on our balance sheet at June 30 2021. This strong cash position has multiple advantages throughout our business segments, including in funding the expedited build-out of our new businesses while also providing significant runway to support our various trading segments.

“We are merely at the beginning of each of the development and growth of our business verticals and the feedback we have already received has been very positive, I believe there is reason for optimism, and I am very excited about our future prospects. Not just for second half of 2021, particularly the fourth quarter, but 2022 and beyond. In the meantime, we look forward to providing continued updates to our stockholders as we progress with all of our businesses” concluded Mr. Mercer.

Q2 2021 Financial Review

●	Revenue in the second quarter was $12.3 million versus $8.9 million in the prior quarter and $0 in the year-ago period. The increase over Q1 was primarily attributable to ramp in the insurance division, which grew 50% sequentially

●	Gross profit in Q2 was $.0.7 million versus $1.9 million in the prior quarter. The margin reduction was due to incentives used to attract critical mass of new brokers/customers; margins set to recover in H2 2021

●	R&D expenses in Q2 were $0.4 million versus $0.2 in the first quarter

●	Selling & marketing expenses in Q2 was $1.4 million, up from $1.0 million in the first quarter as resources were spent on the insurance brokerage platform

●	General and administrative expenses were $14.8 million in Q2 versus $4.6 million in Q1, driven by increased advisor and professional expenses related to recent acquisitions

●	Operating loss in Q2 was $16.6 million versus a loss of $4.8 million in the prior quarter

●	As of June 30, 2021, cash position was approximately $114 million

Conference Call to be Held August 16, 2021 at 8:30AM

Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-833-953-2437 (domestic) or 1-412-317-5766 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the MICT call.

The conference call will also be available through a live webcast found here: https://services.choruscall.com/mediaframe/webcast.html?webcastid=v01zK7nv.

A webcast replay of the call will be available here approximately one hour after the end of the call through November 16, 2021. A telephonic replay of the call will be available through August 30, 2021, and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10159526.

About MICT, Inc.

MICT, Inc. (NasdaqCM: MICT) operates through its wholly-owned subsidiary, GFH Intermediate Holdings Ltd (“GFHI”), GFHI’s various fully-owned subsidiaries or VIE structures. GFHI’s versatile proprietary trading technology platform is designed to serve a large number of high growth sectors in the global fintech space. Primary areas of focus include online brokerage for equities trading and sales of insurance products in several high-growth foreign markets including Asia.

Forward-looking Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. All statements other than statements of historical fact contained in this press release are forward-looking statements. The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, business prospectus, growth strategy and liquidity. Such forward-looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2020 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact information:

Tel: (201) 225-0190

info@mict-inc.com

MICT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except Share and Par Value data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$114,183	$29,049
Trade accounts receivable, net	16,052	523
Inventories	-	2,002
Other current assets	2,314	1,756
Related party	1,230	-
Held for sales assets	-	350
Total current assets	133,779	33,680

Property and equipment, net	261	417
Intangible assets, net	19,493	17,159
Goodwill	19,788	22,405
Investment and loan to Magpie (formerly: Huapei)	-	3,038
Right-of-use assets	2,689	291
Long-term deposit and prepaid expenses	172	266
Micronet Ltd. equity method investment	965	-
Restricted cash escrow	477	477
Total long-term assets	43,845	44,053

Total assets	$177,624	$77,733

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	June 30, 2021	December 31, 2020
LIABILITIES AND EQUITY

Current maturity of long-term bank loans	$-	$884
Trade accounts payable	11,798	838
Related party	-	163
Other current liabilities	3,489	5,102
Total current liabilities	15,287	6,987

Long term escrow	477	477
Lease liability	2,533	164
Deferred tax liabilities	3,513	4,256
Accrued severance pays	54	153
Total long-term liabilities	6,577	5,050
Total liabilities	21,864	12,037

Stockholders’ Equity:
Common stock; $0.001 par value, 250,000,000 shares authorized, 120,700,995 and 68,757,450 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	121	68
Additional paid in capital	218,373	102,333
Capital reserve related to transaction with the minority shareholder	-	(174)
Accumulated other comprehensive income (loss)	89	(196)
Accumulated loss	(62,823)	(39,966)
MICT, Inc. stockholders’ equity	155,760	62,065

Non-controlling interests	-	3,631

Total equity	155,760	65,696

Total liabilities and equity	$177,624	$77,733

MICT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Loss Per Share data)

	Six months ended June 30,		Three months Ended June 30,
	2021	2020	2021	2020

Net revenues	$21,276	$-	$12,341	$-
Cost of revenues	18,667	-	11,675	-
Gross profit	2,609	-	666	-

Operating expenses:
Research and development	619	-	388	-
Selling and marketing	2,352	-	1,351	-
General and administrative	19,421	1,438	14,853	668
Amortization of intangible assets	1,569	-	643	-
Total operating expenses	23,961	1,438	17,235	668

Loss from operations	(21,352)	(1,438)	(16,569)	(668)
Loss from equity investment	(163)	(786)	(163)	(146)
Other (income) loss, net	83	-	(4)	-
Financial income (expenses), net	(275)	157	291	381
Gain (loss) on equity investment held in Micronet	(1,934)	665	(1,934)	665
Income (loss) before provision for income taxes	(23,641)	(1,402)	(18,379)	232
Taxes on income (tax benefit)	(339)	6	17	5

Net income (loss)	(23,302)	(1,408)	(18,396)	227
Net loss attributable to non-controlling interests	(445)	-	-	-

Net income (loss) attributable to MICT, Inc.	$(22,857)	$(1,408)	$(18,396)	$227

Earnings (loss) per share attributable to MICT, Inc.
Basic	$(0.22)	$(0.12)	$(0.16)	$0.02
Diluted	$(0.22)	$(0.12)	$(0.16)	$0.00

Weighted average common shares outstanding:
Basic	102,992,830	11,092,144	117,634,776	11,094,784
Diluted	102,992,830	11,092,144	117,634,766	19,901,263

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the U.S., or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures, are outlined below:

●	Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to the Transaction and the Acquisition. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to these transactions. The amortization of acquired intangible assets are non-cash charges. We believe that such charges do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre- and post-transaction operating results.

●	Expenses related to beneficial conversion feature expense - Those expenses are non-cash expenses and are related to the difference between the stock price at the closing of the Note Purchase Agreements and the conversion price of $1.10 per share.

●	Stock-based compensation is share based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to our operational performance.

●	Expenses related to the purchase of a business - These expenses relate directly to the purchase of the GFH I transaction and consist mainly of legal and accounting fees, insurance fees and other consultants. We believe that these expenses do not reflect our operational performance. Therefore, we exclude them to provide investors with a consistent basis for comparing pre- and post-Vehicle Business purchase operating results.

●	Expenses related to settlement agreement - These expenses relate directly to the settlement agreement with Maxim and Sunrise. More information can be found in the legal proceeding part.

The following table reconciles, for the periods presented, GAAP net loss attributable to MICT to non-GAAP net income attributable to MICT. and GAAP loss per diluted share attributable to MICT to non-GAAP net loss per diluted share attributable to MICT.:

	Six months ended June 30,
	(Dollars in Thousands, other than share and per share amounts)
	2021	2020
GAAP net loss attributable to MICT, Inc.	$(22,857)	$(1,408)
Amortization of acquired intangible assets	1,568	-
Expenses related to settlement agreements	532	-
Options- based compensation	458	-
Stock-based compensation	8,368	-
Income tax-effect of above non-GAAP adjustments	(414)	-
Total Non-GAAP net loss attributable to MICT, Inc.	$(12,345)	$(1,408)

Non-GAAP net loss per diluted share attributable to MICT, Inc.	$(0.12)	$(0.13)
Weighted average common shares outstanding used in per share calculations	102,992,830	11,092,144
GAAP net loss per diluted share attributable to MICT, Inc.	$(0.22)	$(0.12)
Weighted average common shares outstanding used in per share calculations	102,992,830	11,092,144